Exhibit 99.1

Fred's Reports Fourth Quarter, Year-End 2008 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 26, 2009--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the fourth quarter and fiscal year ended January 31, 2009.

For the fourth quarter of 2008, Fred's reported net income of $2.3 million or $0.06 per diluted share, which included charges of approximately $7 million related to the settlement of various lawsuits and $1.5 million pertaining to the Company's closing of 74 stores and 23 pharmacies in 2008 (these charges together totaled $5.5 million or $0.14 per diluted share after tax). The Company believes that settling this litigation allows management and field personnel to focus on ongoing plans to improve the Company's performance. The Company's fourth quarter results reversed a net loss of $4.4 million or $0.11 per diluted share reported a year ago, which included after-tax charges totaling $9.9 million or $0.25 per diluted share related to the initiation of its store-closing program. Excluding these special charges in both periods, net income would have increased 42% to $7.8 million or $0.20 per diluted share for the fourth quarter of 2008 from $5.5 million or $0.14 per diluted share for the fourth quarter of 2007.

For the year ended January 31, 2009, net income totaled $16.6 million or $0.42 per diluted share, inclusive of the charge for litigation settlements and net costs associated with the closing of 74 underperforming stores and 23 pharmacies, totaling $10.3 million on an after-tax basis in 2008. Excluding these special charges, net income would have been $26.9 million or $0.68 per diluted share for 2008. In the year-earlier period, Fred's net income totaled $10.7 million or $0.27 per diluted share, including store closing costs. Excluding these special charges, net income would have totaled $20.6 million or $0.52 per diluted share for 2007.

Fred's total sales for the fourth quarter of fiscal 2008 were $469.4 million compared with $494.1 million for the same period last year, with the year-over-year decline of 5% primarily reflecting the Company's store-closing program. Excluding stores closed in 2008, total sales from ongoing stores increased 1% over the fourth quarter of last year. On a comparable store basis, fourth quarter sales decreased 1.1% versus a decline of 2.5% in the year-earlier period. For 2008, total sales increased 1% to $1.80 billion compared with $1.78 billion in the prior year. Excluding stores closed during the year, total sales from ongoing stores increased 4% in 2008 versus 2007. Comparable store sales for 2008 increased 1.8% versus 0.3% for 2007.

Commenting on the results, Michael J. Hayes, Chairman, said, "With unprecedented upheaval in the financial markets during the fourth quarter of 2008 and evaporating consumer confidence, customers rapidly became much more cautious in their spending and continued to emphasize promotional and basic products throughout the holiday season. While not anticipating a downturn of the magnitude we actually experienced, we did expect 2008 to be a much tougher year for retailers. Thus, early in the year we began to implement a strategic plan to boost performance by closing underperforming stores, controlling expenses and initiating new programs to drive traffic and build sales, all while strengthening our liquidity. As a result, we were able to deliver significantly higher net income for 2008.

"Fred's clearly benefited in significant ways from these early responses to the year's economic challenges, with improved comparable store sales for the year, a stronger balance sheet highlighted by reduced debt and higher inventory turnover, and improved cash flow," Hayes continued. "More important, we now begin 2009 with vastly improved capital and operational structures strengthened by Fred's new leadership as Bruce Efird takes the reins as Chief Executive Officer. Consequently, with various sales and profit-driving initiatives in place, the Fred's team is well positioned to capitalize on the opportunities created for discount retailers by current economic pressures and continue to expand our market share."

Fred's gross profit for the fourth quarter increased 5% to $122.5 million from $116.8 million in the prior-year period. Gross margin for the quarter was 26.1%, compared with 23.6% in the fourth quarter of last year. Excluding the costs associated with closing underperforming stores in both years, gross margin in the quarter improved to 26.1% from 25.7% in the year-earlier period. The improved gross margin for the fourth quarter of 2008 reflected primarily higher margins in the pharmacy department and controlling promotional markdowns, which more than offset a continued mix shift of general merchandise products. Gross profit for 2008 increased 3% to $503.0 million from $490.2 million last year and gross margin improved to 28.0% versus 27.5% for 2007. Excluding the costs associated with closing underperforming stores in both years, gross margin was 28.0% in 2008 compared with 28.1% in 2007

Selling, general and administrative expenses for the fourth quarter of 2008, including depreciation and amortization, were 25.4% of sales versus 25.1% in year-earlier period. Excluding expenses related to the legal settlements and store closings, selling, general and administrative expenses were 23.6% of sales compared with 24.3% of sales in the fourth quarter of last year. This expense leverage primarily came from managing labor and other costs in the stores. For 2008, selling, general and administrative expenses were 26.5% of sales compared with 26.6% of sales in the prior year. Excluding expenses related to the legal settlements and store closings, selling, general and administrative expenses were 25.6% of sales compared with 26.3% of sales in 2007.

Operating income for the fourth quarter of 2008 was $3.2 million compared with an operating loss of $7.6 million in the prior-year period. Excluding special charges for the settlement of litigation in the fourth quarter of 2008 and store closings in the fourth quarters of 2008 and 2007, operating income would have been $11.7 million, up 67% from the year-earlier quarter. The improved performance from operations, excluding the impact of special charges, reflected better management of store labor and lower fuel costs. Operating income for 2008 totaled $26.3 million, up 60% from $16.5 million in the prior year. Excluding the effect of costs associated with the settlement of litigation and store-closing costs in both years, operating income was $42.3 million for 2008, representing a 36% increase over 2007.

During the fourth quarter, Fred's opened six new pharmacies. In 2008, the Company has opened 21 stores, closed 74 stores, opened 11 pharmacies and closed 23 pharmacies.

In the first quarter of 2009, the Company expects total sales to decline in the range of 2% to 4% due to the effect of Fred's 2008 store closing program. Comparable store sales are expected to increase in the range of 1% to 3% for the quarter with the continuation of improved customer response to the Company's initiatives to make a more pleasurable shopping trip. Earnings per share are forecasted to be in the range of $0.19 to $0.21 for the first quarter compared with earnings per share of $0.18 in the same period last year. Based on this outlook, the Company continues to expect total earnings per diluted share for 2009 to be in the range of $0.73 to $0.80.

Fred's, Inc. operated 663 discount general merchandise stores, including 24 franchised Fred's stores at year-end. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 26, 2009.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (in thousands, except per share amounts)

	13 Weeks Ended Jan. 31, 2009	13 Weeks Ended Feb. 2, 2008	Percent Change
Net sales	$469,385	$494,108	-5.0%
Operating income (loss)	$3,231	$(7,592)	--
Net income (loss)	$2,270	$(4,385)	--
Net income (loss) per share:
Basic	$0.06	$(0.11)	--
Diluted	$0.06	$(0.11)	--
Average shares outstanding:
Basic	39,657	39,574
Diluted	39,901	39,574
	52 Weeks Ended Jan. 31, 2009	52 Weeks Ended Feb. 2, 2008	Percent Change
Net sales	$1,798,840	$1,780,923	1.0%
Operating income	$26,318	$16,457	59.9%
Net income	$16,642	$10,718	55.3%
Net income per share:
Basic	$0.42	$0.27	55.6%
Diluted	$0.42	$0.27	55.6%
Average shares outstanding:
Basic	39,628	39,771
Diluted	39,851	39,882

FRED'S, INC. Unaudited Fiscal 2008 Fourth Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended Jan. 31, 2009	% of Total	13 Weeks Ended Feb. 2, 2008	% of Total
Net sales	$469,385	100.0%	$494,108	100.0%
Cost of goods sold	346,885	73.9%	377,269	76.4%
Gross profit	122,500	26.1%	116,839	23.6%
Depreciation & amortization	6,196	1.3%	6,891	1.4%
Selling, general and administrative expenses	113,073	24.1%	117,540	23.7%
Operating income	3,231	0.7%	(7,592)	-1.5%
Interest (income) expense, net	99	0.1%	299	0.1%
Income (loss) before income taxes	3,132	0.6%	(7,891)	-1.6%
Provision (benefit) for income taxes	862	0.1%	(3,506)	-0.7%
Net income (loss)	$2,270	0.5%	$(4,385)	-0.9%
Net income (loss) per share:
Basic	$0.06		$(0.11)
Diluted	$0.06		$(0.11)
Weighted average shares outstanding:
Basic	39,657		39,574
Diluted	39,901		39,574

Unaudited Fiscal 2008 Results (in thousands, except per share amounts)

	52 Weeks Ended Jan. 31, 2009	% of Total	52 Weeks Ended Feb. 2, 2008	% of Total
Net sales	$1,798,840	100.0%	$1,780,923	100.0%
Cost of goods sold	1,295,822	72.0%	1,290,680	72.5%
Gross profit	503,018	28.0%	490,243	27.5%
Depreciation & amortization	26,425	1.5%	28,614	1.6%
Selling, general and administrative expenses	450,275	25.0%	445,172	25.0%
Operating income	26,318	1.5%	16,457	0.9%
Interest (income) expense, net	408	0.1%	793	0.0%
Income before income taxes	25,910	1.4%	15,664	0.9%
Provision for income taxes	9,268	0.5%	4,946	0.3%
Net income	$16,642	0.9%	$10,718	0.6%
Net income per share:
Basic	$0.42		$0.27
Diluted	$0.42		$0.27
Weighted average shares outstanding:
Basic	39,628		39,771
Diluted	39,851		39,882

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	Jan. 31, 2009	Feb. 2, 2008
ASSETS:
Cash and cash equivalents	$35,128	$10,266
Inventories	301,537	320,268
Receivables	28,857	30,972
Other non-trade receivables	15,782	20,536
Prepaid expenses and other current assets	11,912	11,792
Total current assets	393,216	393,834
Property and equipment, net	138,075	146,117
Other non-current assets	13,484	10,621
Total assets	$544,775	$550,572

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$69,955	$70,416
Current portion of indebtedness	243	159
Current portion of capital lease obligation	--	126
Accrued expenses and other	46,659	39,469
Deferred income taxes	13,061	13,151
Income taxes payable	--	--
Total current liabilities	129,918	123,321

Long-term portion of indebtedness	4,866	35,653
Deferred income taxes	1,328	6,698
Long-term portion of capital lease obligations	--	--
Other non-current liabilities	21,582	12,841
Total liabilities	157,694	178,513
Shareholders' equity	387,081	372,059
Total liabilities and shareholders' equity	$544,775	$550,572

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer